Exhibit 99.1

FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES RESULTS OF SHAREOWNER VOTES AT 163RD ANNUAL MEETING

New Britain, Connecticut, April 26, 2006 ... The Stanley Works (NYSE: SWK) announced that, at its 163rd annual meeting of shareowners held today, the following were the results of votes by shareowners:

•	Eileen S. Kraus and Lawrence A. Zimmerman were elected to three-year terms on the company’s Board of Directors, each receiving the affirmative votes of at least 54,346,987 shares, or 75% of the shares present at the annual meeting.

•	The appointment of Ernst & Young, LLP as the company’s independent auditors for the year 2006 was approved by 69,647,088 shares, or 96% of the shares present at the annual meeting.

•	The Stanley Works 2006 Management Incentive Compensation Plan was approved by 57,764,270 shares, or 89% of the shares present at the annual meeting.

•	Amendments to The Stanley Works 2001 Long-Term Incentive Plan and The Stanley Works 1997 Long-Term Incentive Plan were approved by 55,915,331 shares, or 86% of the shares present at the annual meeting.

•	A shareowner proposal urging the company’s Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually was approved by 44,831,665 shares, or 69% of the shares present at the annual meeting.

John F. Lundgren, Chairman and Chief Executive Officer, chaired the meeting and declared: “The five proposals – to elect two directors, to approve the appointment of E&Y as auditors, to approve The Stanley Works 2006 Management Incentive Compensation Plan, to approve certain changes to the 1997 and 2001 Long-Term Incentive Plans and to recommend all directors be elected annually – were approved.”

The Stanley Works, an S&P 500 company, is a leading supplier of tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould, Vice President, Investor Relations

(860) 827-3833; ggould@stanleyworks.com

The Stanley Works corporate press releases are available under Financial News in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.